EXHIBIT 10.8


The Company has maintained the American Express Pay for Performance Deferral Program each year since 1994-99 as described below:

              Description of Pay for Performance Deferral Program

     The Pay for Performance Deferral Program permits eligible participants to defer annual compensation up to a maximum of one times base salary. Deferred amounts are linked to Company performance until paid out. The program annually credits interest equivalents to, or reduces the value of, deferred amounts according to a schedule based on the reported annual return on equity ("ROE") of American Express Company (the "Company"). The Compensation and Benefits Committee of the Board of Directors (the "Committee") may adjust the schedule for major accounting changes, if the Company's ROE objectives change significantly, or if the annual return on a benchmark treasury note falls below or rises above a specified level. Deferred balances are reduced in value if the annual ROE is zero or less for a given year. If a participant elects to defer any compensation under this program, he or she must defer such compensation for a least five years. The Committee may delay payments under the program until they are fully deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended.